SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934
                                (Amendment No. )
Filed by the Registrant [X]
Filed by a Party other than the Registrant

Check the appropriate box:
   Preliminary Proxy Statement           Confidential, for Use of the Commission
[X]Definitive Proxy Statement            Only (as permitted by Rule 14a-6(e)(2))
   Definitive Additional Materials
   Soliciting Material Pursuant
   to Section 240.14a-11(c) or
   Section 240.14a-12

                               IMNET SYSTEMS, INC.
 -------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                                       N/A
 -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]No fee required
   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
      (1)  Title of each class of securities to which transaction applies:
      (2)  Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
      (4)  Proposed maximum aggregate value of transaction:
      (5)  Total fee paid:
   Fee paid previously with preliminary materials.
   Check box if any part of the fee is offset as provided  by Exchange  Act Rule
      0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
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     (4) Date Filed:

                                      IMNET

                               8601 DUNWOODY PLACE
                                    SUITE 420
                             ATLANTA, GEORGIA 30350
                         _____________________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 19, 1996
                          ____________________________


TO THE STOCKHOLDERS OF
IMNET SYSTEMS, INC.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of IMNET SYSTEMS, INC. (the "Company") will be held at the Holiday Inn, 1075 Holcomb Bridge Road, Roswell, Georgia 30076, on December 19, 1996 at 10:00 a.m., Atlanta time, for the following purposes:

      1. To elect four directors to serve until the next annual meeting of stockholders and until their successors are elected and have qualified.

      2. To consider a proposal to increase the number of shares covered by the Company's Employee Stock Option and Rights Plan.

      3. To consider a proposal to amend Section 8 of the Company's Employee Stock Option and Rights Plan to reflect amendments to the Securities and Exchange Commission's "short-swing profit" rules, and granting authority to the Board to approve certain amendment and termination transactions.

      4. To consider a proposal to approve the Company's Employee Discount Stock Purchase Plan.

      5. To transact such other business as may properly come before the meeting or any adjournments thereof.

      The Proxy Statement dated November 21, 1996, is attached. Only record holders of the Company's $.01 par value Common Stock at the close of business on November 20, 1996, will be eligible to vote at the meeting.

      If you are not able to attend the meeting, please execute, complete, date and return the proxy in the enclosed envelope. If you attend the meeting, you may revoke the proxy and vote in person.

                                           By Order of the Board of Directors:

                                    [SIG CUT]

                                           KENNETH D. RARDIN, Chairman of the
                                              Board and Chief Executive Officer

Date: November 21, 1996

      A copy of the Annual Report of IMNET Systems, Inc. for the fiscal year ended June 30, 1996 containing financial statements is enclosed.

                                      IMNET

                               8601 DUNWOODY PLACE
                                    SUITE 420
                             ATLANTA, GEORGIA 30350
                           ___________________________
                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                DECEMBER 19, 1996
                           ___________________________


                               GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of IMNET Systems, Inc. ("IMNET," or the "Company") of proxies for use at the 1996 Annual Meeting of Stockholders to be held on December 19, 1996, at 10:00 A.M., Atlanta time, at the Holiday Inn, 1075 Holcomb Bridge Road, Roswell, Georgia 30076.

         This Proxy Statement and the accompanying form of proxy are being first mailed to Stockholders on or about November 21, 1996. The Stockholder giving the proxy may revoke it at any time before it is exercised at the meeting by: (i) delivering to the Secretary of the Company a written instrument of revocation bearing a date later than the date of the proxy; (ii) duly executing and delivering to the Secretary a subsequent proxy relating to the same shares; or
(iii) attending the meeting and voting in person (attendance at the meeting will not in and of itself constitute revocation of a proxy). Any proxy which is not revoked will be voted at the Annual Meeting in accordance with the Stockholder's instructions. If a Stockholder returns a properly signed and dated proxy card but does not mark any choices on one or more items, his or her shares will be voted in accordance with the recommendations of the Board of Directors as to such items. The proxy card gives authority to the proxies to vote shares in their discretion on any other matter properly presented at the Annual Meeting.

         Proxies will be solicited from the Company's Stockholders by mail. The Company will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. The Company may employ a proxy solicitation firm to solicit proxies in connection with the Annual Meeting and the Company estimates that the fee payable for such services will be less than $10,000. It is possible that directors, officers and regular employees of the Company may make further solicitation personally or by telephone, telegraph or mail. Directors, officers and regular employees of the Company will receive no additional compensation for any such further solicitation.

         Only holders (the "Stockholders") of record of the Company's $.01 par value Common Stock at the close of business on November 20, 1996 (the "Record Date"), are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the Company had outstanding a total of 9,601,044 shares of $.01 par value Common Stock (excluding a total of 37,637 shares of treasury stock held by the Company, which are not entitled to vote). Each such share will be entitled to one vote (non-cumulative) on each matter to be considered at the Annual Meeting. A majority of the outstanding shares of Common Stock, present in person or represented by proxy at the Annual Meeting, will constitute a quorum for the transaction of business at the Annual Meeting.

         Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspectors will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law.

         The affirmative vote of holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote and present in person or by proxy at the Annual Meeting is required for approval of each proposal, except for election of directors. Nominees for election as directors will be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election. Accordingly, the four nominees receiving the highest vote totals will be elected as directors of the Company at the Annual Meeting. It is expected that shares held by officers and directors of the Company, which in the aggregate represent approximately 14.9% of the outstanding shares of Common Stock, will be voted in favor of each proposal. With respect to election of directors, abstentions, votes "withheld", and broker non-votes will be disregarded and have no effect on the outcome of the vote. With respect to the items submitted for approval, abstentions will have the effect of a vote against the proposal and broker non- votes will be disregarded and will have no effect on the outcome of the vote. There are no rights of appraisal or similar dissenter's rights with respect to any matter to be acted upon pursuant to this Proxy Statement.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Board of Directors of the Company recommends a vote FOR the election of each of the nominees named below for election as director, FOR the proposal to increase the number of shares covered by the Company's 1993 Employee Stock Option and Rights Plan, FOR the proposal to amend Section 8 of the Employee Stock Option and Rights Plan, and FOR the proposal to approve the Company's Employee Discount Stock Purchase Plan.

ELECTION OF DIRECTORS

         The proxy holders intend to vote FOR election of the nominees named below (who are currently members of the Board) as directors of the Company, unless otherwise specified in the proxy. Directors of the Company elected at the Annual Meeting to be held on December 19, 1996 will hold office until the next Annual Meeting or until their successors are elected and qualified.

         Each of the nominees has consented to serve on the Board of Directors, if elected. Should any nominee for the office of director become unable to accept nomination or election, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote for the election of such other person as the Board of Directors may recommend.

         Except for Mr. Gilbert, the individuals listed below as nominees for the Board of Directors were directors of the Company during fiscal 1996. The name and age of each nominee, his principal occupation, and the period during which such person has served as a director is also set forth below:


                                               SERVICE AS
NAME OF NOMINEE                AGE             DIRECTOR                POSITION
---------------                ---             --------                --------

Kenneth D. Rardin              46              Since 1992              Chairman of the Board and Chief Executive Officer

James A. Gilbert               48              Since 1996              President, Chief Operating Officer and Director

Daniel P. Howell               44(1)           Since 1992              Director

James A. Gordon                47(1)           Since 1992              Director

---------------

(1)       Member of the Audit Committee and the Compensation Advisory Committee.

         Mr. Rardin has been Chairman of the Board and Chief Executive Officer of the Company since October 1992, when the Company acquired certain assets of IMGE, Inc. and certain of its subsidiaries (collectively, "IMGE"). He was also President of the Company from October 1992 until the appointment of Mr. Gilbert as President in September 1996. Mr. Rardin has over 25 years of experience in the computer software field. Beginning in late 1990 until the consummation of the 1992 IMGE acquisition (the "1992 Acquisition"), he was Chief Executive Officer of IMGE. From 1989 to 1990, Mr. Rardin was a self-employed consultant in the computer and data communications industries. From 1986 to 1989, Mr. Rardin served as President and Chief Executive Officer of GMD, Inc., a provider of systems which integrated design and manufacturing automation with business systems. From 1983 to 1986, Mr. Rardin was President and Chief Executive Officer of FutureSoft Synergies, Inc., a venture capital investment and management company. From 1977 to 1982, Mr. Rardin was Chief Operating Officer of Software AG of North America. During such time, Software AG of North America grew from a small private software company to one of the industry's largest publicly-held international software companies.

         Mr. Gilbert was appointed a Director, President and Chief Operating Officer in September 1996. Prior to joining IMNET, Mr. Gilbert held several positions over eight years at HBO & Company ("HBOC"). Since 1995, he was Senior Vice President and General Counsel, with operational responsibility for several product groups. From 1988 to 1995 he served as Vice President. Prior to his eight-year tenure at HBOC, Mr. Gilbert was a partner with the Atlanta law firm of Hansell and Post.

         Mr.  Howell  has  been  a  director  of  the  Company  since  the  1992
Acquisition. He is a principal and the Executive Vice President of Mesirow Private Equity Investments, Inc., and the Vice President of Mesirow Financial Services, Inc. in Chicago. Mesirow Private Equity Investments, Inc. manages in excess of $200 million in equity capital. He joined Mesirow in 1986. He has an M.B.A. from the University of Wisconsin-Madison and a B.A. from Lawrence University. Mr. Howell serves as a director and a member of the compensation committee of Microware Systems Corporation.

         Mr. Gordon has been a director of the Company since 1992. He is the principal of Gordon Management, Inc., which he founded in 1992 to serve as the general partner of Edgewater Private Equity Fund, L.P., a $100 million private equity and venture capital investment fund. From 1971 through 1992, he served as the president and owner of Gordon's Wholesale, Inc. ("GWI"). In 1982, Mr. Gordon engineered a leveraged buy-out of his personal and family interests in GWI and sold GWI to a European multinational corporation in 1986. Mr. Gordon has been active in the private equity markets since 1982 and has completed numerous transactions since that time. He serves on the boards of directors of Advanced Photonix, a public company; Pride Industries; Microware Systems Corporation; Pangea, Inc. and DAC Vision, Inc. He also serves as Chairman of the Investment Committee at Grinnell College and is an Advisory member of the National Committee for the Performing Arts. Mr. Gordon is a graduate of Northwestern University.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS
                           AND COMMITTEES OF THE BOARD

MEETINGS OF THE BOARD OF DIRECTORS--During fiscal 1996, there were nine meetings of the Board of Directors. Each incumbent director who was a director during fiscal 1996 attended at least 75% of the sum of all meetings of the Board of Directors and any committees on which that director served.

DIRECTOR COMPENSATION--The Company pays directors who are not full-time employees of the Company an annual fee of $5,000 for service on the Board of Directors and a fee of $500 for each Board meeting attended. Directors are entitled to reimbursement of their traveling costs and other out-of-pocket expenses incurred in attending Board and Committee meetings. Additionally, directors who are not members of the Compensation Advisory Committee are eligible to participate in the Company's Employee Stock Option and Rights Plan (the "1993 Plan"). Pursuant to the terms of the 1995 Non-Employee Directors Stock Option Plan, each person who was then a director, other than Mr. Rardin, received non-qualified options to purchase 3,760 shares of the Company's Common Stock in July 1995. The per share exercise price for these options was the initial public offering price ($12.00 per share). Non-employee directors will receive options to acquire 3,760 shares of Common Stock on the first business day after the Annual Meeting of Stockholders, at the closing price of the Company's Common Stock on the date prior to the grant of the option. All options granted under the 1995 Non-Employee Directors Stock Option Plan become exercisable one year after the date of grant, provided the director has attended at least 75% of the sum of all meetings of the Board of Directors and any committees on which that director serves, from the date of grant to such anniversary date. No option granted pursuant to the Plan may be exercised later than five years following the date of grant thereof. See "Benefit Plans - Non-Employee Director Stock Option Plan" below.

AUDIT COMMITTEE--The Company's Audit Committee consists of two non-employee directors: Mr. Howell and Mr. Gordon. The Audit Committee met three times in fiscal 1996. The Audit Committee reviews the general scope of the Company's annual audit and the nature of services to be performed for the Company in connection therewith, acting as liaison between the Board of Directors and the independent auditors. The Audit Committee also formulates and reviews various company policies, including those relating to accounting practices and internal control systems of the Company. In addition, the Audit Committee is responsible for recommending, reviewing and monitoring the performance of the Company's independent auditors.

COMPENSATION ADVISORY COMMITTEE--The Company has a Compensation Advisory Committee currently consisting of two non-employee directors: Mr. Howell and Mr. Gordon. The Compensation Advisory Committee met four times in fiscal 1996. The Compensation Advisory Committee is responsible for reviewing and making recommendations to the Board regarding the annual compensation for all officers, including the salary and the compensation package of executive officers. A portion of the compensation package includes a bonus award. The Compensation Advisory Committee also administers the Company's benefit plans including the Company's 1993 Employee Stock Option and Rights Plan.

NOMINATING COMMITTEE--IMNET does not have a standing nominating committee of the Board of Directors.


         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following Report and Performance Graph shall not be incorporated by reference into any such filings.

                REPORT OF THE COMPENSATION ADVISORY COMMITTEE ON
                             EXECUTIVE COMPENSATION

OVERVIEW

         The Compensation Advisory Committee of the Board of Directors of IMNET Systems, Inc. is composed of non-employee directors. The Compensation Advisory Committee reviews and approves the compensation of the Company's executive officers at least annually. The Compensation Advisory Committee believes the actions of top executives of the Company have a profound impact on the Company's short-term and long-term revenues and profitability. Therefore, the Compensation Advisory Committee gives significant attention to the design of the Company's compensation package.

         The Company's compensation package consists of three primary parts and is relatively simple in design. The three primary parts are a base salary, stock-based incentive compensation, and a cash bonus. No significant perquisites are provided to executive officers.

BASE SALARY

         The Compensation Advisory Committee believes it is important for executive officers and other employees of the Company to receive acceptable salaries so that the Company can recruit and retain the talent it needs. In setting salaries, the Compensation Advisory Committee takes into consideration the individual employee's performance and length of service to the Company. The Compensation Advisory Committee seeks to set compensation at levels which are reasonable under the circumstances and generally near the midrange for U.S. software companies. The base salary for each executive officer is set based on existing employment agreements, if applicable, which provide for a Consumer Price Index adjustment. Additional increases, if any, are made on a subjective basis, bearing in mind an overall impression of that executive's relative skills, experience and contribution to the Company. For fiscal 1996, salaries for most executive officers were raised by 2.5%, although two officers received larger increases. The Compensation Advisory Committee does not attempt to address the relative weights assigned to the various factors, which are evaluated on a subjective overall basis by each individual member of the Compensation Advisory Committee. Salaries of all executive officers are reviewed annually by the Compensation Advisory Committee. The base salaries for the new executive officers employed since the beginning of fiscal 1996, Raymond L. Brown, Chief Financial Officer, James A. Gilbert, President and Chief Operating Officer, and Thomas D. Underwood, Senior Vice President-Technical Operations, were established utilizing a procedure agreed upon by the Compensation Advisory Committee. In accordance with this procedure, the Compensation Advisory Committee informally consults with Mr. Rardin, the Chairman and Chief Executive Officer of the Company, and an appropriate range of base salary, bonus, and stock options is subjectively considered, based upon the range of compensation received by the other executive officers and the requirements of the particular positions to be filled. The Chief Executive Officer negotiates with the candidate for employment, subject to acceptance and ratification by the Compensation Advisory Committee, and the negotiated base salary is reflected in the candidate's employment agreement. In the case of Mr. Gilbert and Mr. Brown, the Compensation Advisory Committee also took into account the candidate's prior levels of compensation, including outstanding stock options. The Compensation Advisory Committee is considering whether to adopt a deferred compensation plan permitting certain company personnel to defer receipt of a portion of their base salary assuming the plan can be implemented at minimal cost.

STOCK-BASED INCENTIVES

         Stock-based incentives have been an important component of compensation for the Company's executive officers and certain other employees since the formation of the Company. The Company adopted a formal incentive stock option plan in 1993. The Compensation Advisory Committee approves grants of stock options under the 1993 Employee Stock Option and Rights Plan. The Company, through actions taken by its Board of Directors, has on occasion also made grants of non-qualified options under an informal stock option program.

         Historically, grants made by the Company have generally vested at a rate of 20% per year and have had a term of ten years. These options also usually expire upon termination of employment or shortly thereafter, except in the event of disability or death, in which case the term of the option may continue for some time thereafter.

         The Compensation Advisory Committee believes that the Company's stock option program has been effective in focusing attention on stockholder value since the gain to be realized by executive officers (and other key employees) upon exercise of options will change as the stock price changes. The Compensation Advisory Committee also believes that the long-term nature of the options encourages the Company's executive officers to remain with the Company. Finally, the Compensation Advisory Committee has found it appropriate to grant options to newly employed executive officers in order to encourage such officers to accept employment with the Company, and identify promptly with the Company's goal of increased stockholder value. In fiscal 1996, upon the employment of Raymond L. Brown as Chief Financial Officer and Thomas D. Underwood as Senior Vice President- Technical Operations, the Compensation Advisory Committee granted Messrs. Brown and Underwood incentive stock options for 50,000 and 27,000 shares of Common Stock, respectively. In the fall of 1996, upon the employment of James A. Gilbert as President and Chief Operating Officer, the Compensation Advisory Committee granted a non-qualified stock option to acquire 400,000 shares of Common Stock. Of this amount, 250,000 were at the then-current market price (vesting in one year), and 150,000 were at the higher price at which option grants had been made to executive officers in fiscal 1996. Grants made in the fall of 1996, which included those granted to Mr. Gilbert, were non-qualified options since there were insufficient shares available for grant under the 1993 Employee Stock Option and Rights Plan. The number of shares to be granted, the exercise price and other terms were established utilizing the procedure described above at "Base Salary." The Compensation Advisory Committee subjectively determined the terms of the options based on its analysis of the number which would provide an adequate incentive to each new executive officer to accept a position with the Company.

         In general, following initial employment, the granting of stock-based incentives is considered by the Compensation Advisory Committee to be justified when the Company's revenues and earnings, coupled with the individual executive's performance, warrant supplemental compensation in addition to the salary and bonus paid with respect to a given year. Options were granted to executive officers in fiscal 1996 by the Compensation Advisory Committee based on a subjective evaluation of the contributions made by each officer, the recommendations of the Chairman of the Board, and the Committee's perception of each executive officer's overall compensation. Each of these factors is weighed subjectively by Committee members in determining whether or not a stock-based incentive should be granted, and such incentives are not granted routinely.

CASH BONUSES

         Cash bonuses are the final component of executive officer compensation. In determining the amount to be paid as bonuses to executive officers, the Compensation Advisory Committee considers the performance of the Company in reaching goals for increased revenues and pre-tax profit as well as the performance of each executive officer. For fiscal 1996, the Compensation Advisory Committee, in consultation with Mr. Rardin, set an earnings per share target (as adjusted to eliminate nonrecurring charges) the attainment of which would entitle each executive officer to receive a bonus. This target was not met, although actual earnings per share if the bonuses were paid in full fell short by only a small margin. After informal deliberation, and consultation with Mr. Rardin, the Compensation Advisory Committee based its decision that discretionary bonuses, aggregating somewhat less than would have been due had the target been met, should be awarded to the Company's executive officers for fiscal 1996 upon its subjective determination that the Company's fiscal 1996 increases in total revenues and pre-tax profits justified the granting thereof. The amount of the bonus paid to individual executive officers, which differed in several instances from the amounts they would have received under the bonus arrangement, was determined based upon the Committee's subjective analysis of the performance of each such officer. The aggregate amount was also limited by the desire of the Compensation Advisory Committee to avoid granting bonuses that would prevent the Company from reaching a certain earnings per share target. Fiscal 1996 executive officer bonuses were paid in fiscal 1997.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         Mr. Rardin's compensation is set based primarily on a written employment agreement entered into in 1992, at the time of the 1992 Acquisition. That agreement was based on his then-existing arrangement with IMGE. The Compensation Advisory Committee fixed the fiscal 1996 salary of Mr. Rardin at $324,118 representing a premium of $20,986 over the minimum amount specified in his written employment agreement. Mr. Rardin was awarded a cash bonus of $114,356 for his performance in fiscal 1996. This bonus was granted pursuant to the philosophy of the Compensation Advisory Committee as set forth at "Base Salary" and "Cash Bonuses" above. The Compensation Advisory Committee deemed it appropriate to grant an incentive stock option for 193,984 shares of Common Stock to Mr. Rardin in January 1996, and a non-qualified option for 105,000 shares in September 1996, based on his outstanding performance, which the Compensation Advisory Committee believes strongly contributed to the Company's performance in fiscal 1996. The Compensation Advisory Committee believes the overall compensation of Mr. Rardin, a founder of the Company, reflects the Committee's subjective opinion that Mr. Rardin has provided superlative leadership and fulfilled the functions of an executive officer of the Company at the highest level.

CONCLUSION

         The Compensation Advisory Committee believes that its mix of a cash salary and bonuses and a long-term stock incentive compensation program represents a balance that has motivated and will continue to motivate the Company's management team to produce the best results possible given overall economic conditions and the difficulty of predicting the Company's performance in the short term.

           COMPENSATION ADVISORY COMMITTEE:

           DANIEL P. HOWELL, CHAIRMAN
           JAMES A. GORDON

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During fiscal 1996, Messrs. Howell, Gordon and John I. Jellinek served as members of the Compensation Advisory Committee. No member of the Committee is an employee, officer, or former officer of the Company, although Mr. Howell served as Secretary of the Company without compensation for such services until November 6, 1996. Mr. Jellinek served on the Compensation Advisory Committee until his resignation as a director on August 22, 1996.

         The Company entered into a distribution partner agreement with SoftNet Systems, Inc. ("SoftNet") in March 1993. SoftNet is a software and services company for which Mr. John I. Jellinek served, at that time, as President and Chief Executive Officer. Mr. John J. McDonough serves as Chairman of the Board of Directors of SoftNet. Messrs. Jellinek and McDonough are former directors of the Company. The Company and SoftNet entered into an amendment to the distribution partner agreement in June 1995 pursuant to which SoftNet agreed to purchase certain hardware and software from the Company at an aggregate purchase price of approximately $2.0 million, payable in four equal installments due at the end of each calendar quarter, the first of which was due January 1, 1996, and was paid in February 1996. The Company recorded revenues and trade receivables of $485,000 in fiscal 1995 pursuant to this arrangement. The remainder was recognized in fiscal 1996.

         On June 30, 1996, the Company entered into manufacturing and distribution rights agreements with SoftNet and an affiliated company which provided for the grant of exclusive worldwide manufacturing rights and nonexclusive distribution rights with respect to markets other than healthcare, as defined, for the IMNET MegaSAR Microfilm Jukebox, the Company's proprietary microfilm storage device. The terms of the agreements included an obligation by SoftNet to pay the Company nonrefundable license fees of $1,000,000. These nonrefundable license fees were recognized as revenue by the Company in the year ended June 30, 1996. The terms of the agreements also provided for SoftNet to pay the Company a fixed license fee per unit for all units manufactured, and a provision for SoftNet to purchase, at carrying value, the Company's remaining raw materials inventories on an as-needed basis.

         Simultaneously with the execution of the manufacturing and distribution rights agreements and the second amendment to the distribution partner agreement, the Company converted all amounts due from SoftNet into a secured note receivable from SoftNet bearing interest at the prime rate plus 2%, due upon the earlier of (1) the sale of IMNET Common Stock owned by SoftNet, or (2) June 29, 1997. The note receivable was fully secured at June 30, 1996 by 112,913 shares of IMNET Common Stock owned by SoftNet and held as collateral by the Company. Subsequently, SoftNet sold its shares of IMNET Common Stock and paid IMNET $2.5 million against the approximately $2.9 million it owed under the note receivable.

                                PERFORMANCE GRAPH

         Set forth below is a line-graph presentation comparing the cumulative stockholder return on the Company's Common Stock, on an indexed basis, against cumulative total returns of the Nasdaq Stock Market (U.S. Companies) and the Nasdaq Health Care Index. The graph assumes that the value of the investment in the Common Stock and each index was $100 on July 20, 1995. The Performance Graph shows total return on investment for the period beginning July 20, 1995 (the date of the Company's initial public offering) through June 30, 1996.



                              [GRAPH APPEARS HERE]







                            VALUE OF $100 INVESTED ON JULY 20, 1995 AT:

                                  7/20/95          9/30/95         12/31/95        3/31/96         6/30/96
                               ----------    -------------    -------------    -----------    ------------
IMNET                         $    100.00   $       214.58   $       200.00   $     252.08   $      254.17
NASDAQ HEALTH CARE INDEX           100.00           105.14           121.26         126.43          137.45
NASDAQ MARKET                      100.00           103.57           102.74         107.49          115.45


                 TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS.

                             EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid or accrued by the Company to the Company's Chief Executive Officer, the four other most highly paid executive officers of the Company in 1996 and two former executive officers (Messrs. Bhatt and Ulatowski) who would have been among the most highly paid executives but for the fact that they were no longer serving as executive officers at fiscal year end (the "Named Executive Officers"). The information presented is for the fiscal years ended June 30, 1996, 1995 and 1994.


                                                      SUMMARY COMPENSATION TABLE


                                                                                                 LONG TERM
                                                                                               COMPENSATION
                                                                                                  AWARDS
                                             FISCAL YEAR                                        SECURITIES
                                                ENDED                     ANNUAL                UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION                    JUNE 30,                COMPENSATION             OPTIONS(#)     COMPENSATION($)
---------------------------                    --------               --------------            ----------     ---------------
                                                               SALARY($)         BONUS($)
                                                               ---------         -------
Kenneth D. Rardin                                1996           $324,118        $114,356        193,984          $ 11,763(1)
  Chief                                          1995            281,265             ---        150,400            11,273(2)
  Executive Officer.....................         1994            277,216             ---         55,108            11,273(2)
Gary D. Bowers                                   1996            145,192          57,506         23,647              ---
  Senior Vice President -                        1995            113,161          12,929         18,800              ---
  Business Development..................         1994            111,371             ---          8,753              ---
Thomas D. Underwood                              1996         139,692(3)          55,975         50,000              ---
  Senior Vice President -                        1995                ---             ---            ---              ---
  Technical Operations..................         1994                ---             ---            ---              ---
Kenneth R. Brown                                 1996            126,442          63,646            ---              ---
  Executive Vice                                 1995          24,038(4)             ---         46,353              ---
  President.............................         1994                ---             ---            ---              ---
Paul J. Collins, Jr.                             1996            123,692          36,900         12,447              ---
  Senior Vice President -                        1995          23,077(4)          10,000         27,553              ---
  Marketing ...........................          1994                ---             ---            ---              ---
Mark S. Ulatowski(6)                             1996         114,231(5)         159,750         21,200              ---
  Vice President -                               1995         273,555(5)           9,000         15,980              ---
  Healthcare Services...................         1994         102,118(5)             ---          2,820              ---
Nikhil A. Bhatt(7)                               1996            193,314           5,000            ---              ---
  Senior Vice President and                      1995            140,595           6,497            ---              ---
  Chief Technical Officer...............         1994            141,745             ---          8,753              ---

------------------


(1) The amounts shown reflect the dollar value of disability ($9,370) and life insurance ($2,393) premiums paid by the Company.

(2) Reflects the dollar value of disability ($7,309) and life insurance ($3,964) premiums paid by the Company.

(3)   Mr. Underwood joined the Company in July 1995.

(4)   Mr. Brown and Mr. Collins both joined the Company in April 1995.

(5)   Includes sales commissions.

(6) Mr. Ulatowski ceased to be an executive officer of the Company prior to June 30, 1996.

(7)   Mr. Bhatt left the employ of the Company prior to June 30, 1996.

           OPTION GRANTS TABLE

           The following table sets forth certain information regarding options granted to the Named Executive Officers during the fiscal year ended June 30, 1996. No separate stock appreciation rights ("SARs") were granted during fiscal 1996.

                                                                OPTION GRANTS IN FISCAL 1996
                                                                     INDIVIDUAL GRANTS


                                                                                       Potential Realizable Value
                                                                                        at Assumed Annual Rates
                                                                                             of Stock Price
                                                                                            Appreciation for
                                                              INDIVIDUAL GRANTS              Option Term(2)
                        --------------------------------------------------------------------------------------------

                            Number of
                           Securities         % of Total
                           Underlying       Options Granted    Exercise
                             Options        to Employees in     Price     Expiration
Name                      Granted(#)(1)       Fiscal Year     ($/share)     Date            5%($)       10%($)
--------------------      -------------     ---------------   ---------  ------------  -----------------------------
Kenneth D. Rardin             193,984             44.8%        $21.25      01/09/06     $2,592,404   $6,569,661
Gary D. Bowers                 23,647              5.5          21.25      01/09/06        316,019      800,854
Thomas D. Underwood            27,000              6.2          12.00      07/14/05        203,762      516,373
Thomas D. Underwood            23,000              5.3          21.25      01/09/06        307,372      778,942
Paul J. Collins                12,447              2.9          21.25      01/09/06        166,342      421,543
Mark S. Ulatowski              21,200              4.9          21.25      01/09/06        283,317      717,981

------------------

(1) The options will become exercisable at the rate of 20% per year from the date of grant and have 10-year terms so long as the optionee's employment with the Company continues. The exercise price of each option is equal to the fair market value of the underlying Common Stock on the date of the grant, as determined by the Compensation Advisory Committee of the Board of Directors. The exercise price may be paid in cash or, at the option of the Compensation Advisory Committee, in shares of Common Stock valued at fair market value on the exercise date.

(2) Future value of current-year grants assuming appreciation in the market value of the Common Stock of 5% and 10% per year over the 10-year option period. The actual value realized may be greater than or less than the potential realizable values set forth in the table.


      Option Exercises and Year-End Value Table

      None of the Named Executive Officers has held or exercised separate SARs. The following table sets forth certain information regarding options exercised during the fiscal year ended June 30, 1996 by, and unexercised options held at fiscal year end by, each of the Named Executive Officers.




                                                  FISCAL 1996 YEAR-END OPTION VALUES

                               SHARES
                              ACQUIRED                         NUMBER OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED IN-THE-
                                 ON              VALUE           UNEXERCISED OPTIONS AT 1996           MONEY OPTIONS AT 1996 FISCAL
                              EXERCISE         REALIZED              FISCAL YEAR END(#)                       YEAR END($)(1)
          NAME                   (#)              ($)             EXERCISABLE/UNEXERCISABLE              EXERCISABLE/UNEXERCISABLE
-------------------------  ---------------   -------------   -----------------------------------   ---------------------------------
Kenneth D. Rardin                       0     $         0              52,123/347,369                      $1,225,021/$5,365,256
Gary D. Bowers                          0               0               7,261/43,939                          171,112/692,085
Thomas D. Underwood                     0               0               5,400/44,600                          99,900/612,350
Kenneth R. Brown                    9,270         213,674                 0/37,083                               0/854,763
Paul J. Collins                         0               0               5,510/34,490                          127,006/623,226
Mark S. Ulatowski                   4,324          98,713                 0/35,676                               0/531,582
Nikhil A. Bhatt                     8,753         233,005                    0/0                                    0/0

-----------------

(1) Calculated based on the $30.50 estimated fair market value of the underlying securities as of June 30, 1996.

EMPLOYMENT AGREEMENTS

      The Company entered into an employment agreement with Mr. Rardin in May 1992, which was amended in July 1995, and again in May 1996. It extends through December 31, 1999. The employment agreement, as amended, establishes Mr. Rardin's base salary at $303,132, subject to adjustment upward in accordance with the Consumer Price Index (the "CPI"). Under the agreement, the Company also has agreed to pay the premiums with respect to certain life and disability insurance for Mr. Rardin. The agreement may be terminated by the Company with or without cause or upon Mr. Rardin's death or his inability to perform his duties on a substantially full-time basis on account of disability or incapacity for a period of six or more months. The agreement also contains a one-year non-competition provision. The agreement provides that Mr. Rardin is to be nominated for election as a director of the Company for so long as he is employed full time by the Company. Mr. Rardin is also entitled to receive bonuses provided that the Company achieves certain earnings targets, and is entitled to participate in insurance and other benefit, pension or health plans provided by the Company to its key executive employees. Mr. Rardin is entitled to severance through December 31, 1999 upon termination of his employment prior to January 1, 1999 by reason of: (i) termination by the Company other than for cause; or (ii) at the election of Mr. Rardin within the six month period following a Severance Event. A Severance Event includes: (a) the occurrence of material changes made without the written consent of Mr. Rardin which diminish the position, title, authority, compensation or scope of authority enjoyed by Mr. Rardin as of the date the employment agreement was executed; (b) the occurrence of a transaction involving the Company whereby, following the consummation thereof, (1) 51% of the Company's outstanding voting shares will have been acquired by a third party or parties in a transaction or series of transactions effected with the purpose or effect of accomplishing a change in control of the Company or (2) the Company will have disposed of to a third party substantially all of the assets or business or entered into a substantially similar transaction; or (c) the occurrence of certain bankruptcy or insolvency events involving the Company (a "Bankruptcy Event"). In the event that Mr. Rardin's employment with the Company is terminated on or after January 1, 1999 for any of the reasons set forth above, Mr. Rardin is entitled to severance for a period of 12 months from the date of termination of his employment. The severance to which Mr. Rardin is entitled includes continued compensation payments at the base salary rate in effect at the time of the termination of employment, continued ability to participate in life or death benefit plans, continued life and disability insurance, and continued ability to participate in employee fringe benefit and pension plans, each as Mr. Rardin would have been entitled to receive during the term of his employment. In the event that Mr. Rardin's employment with the Company terminates by reason of: (A) termination by the Company other than for cause; (B) disability; (C) death; or (D) the Severance Events described above, Mr. Rardin is entitled to receive a pro rata portion of the bonus which he would otherwise have been entitled to receive, prorated to reflect the actual number of days worked by Mr. Rardin during such fiscal year.

      Messrs. Bhatt, Bowers, Collins, Underwood and Gilbert have entered into employment agreements with the Company dated May 22, 1992, May 22, 1992, April 10, 1995, July 5,1995 and September 10, 1996, respectively. The agreements are terminable at any time upon three months' written notice by either party;
automatically in the event of the death of the employee; immediately upon written notice if termination is for cause as defined therein and at any time upon the mutual agreement of the Company and the employee. The agreements established original base salary rates for Mr. Bhatt, Mr. Bowers, Mr. Collins, Mr. Underwood and Mr. Gilbert, each subject to annual adjustments tied to increases in the Consumer Price Index (the "CPI"). As a result of subsequent increases in the CPI and merit raises, Mr. Bhatt's annual salary at the time he left the employ of the Company was $151,354; Mr. Bowers' current annual salary is $128,125; Mr. Collins' current annual salary is $123,000; Mr. Underwood's current annual salary is $153,250; and Mr. Gilbert's current annual salary is $250,000. Mr. Gilbert also received a one-time bonus of $100,000 payable over twelve months. Each of the employees is eligible to receive incentive bonuses under bonus plans to be determined by the Chief Executive Officer of the Company for senior level executives of the Company, with grants of any such bonuses being made in the sole discretion of the Board of Directors. Each employee is entitled to receive six months (or in the case of Mr. Gilbert twelve months) severance pay at the monthly rate of their respective then-current base salaries upon termination of his employment for any reason other than cause and, with respect to Mr. Bowers, in the event Mr. Rardin's employment with the Company is terminated and such employee elects to terminate his employment within 30 days thereafter, provided such severance terminates upon acceptance by such employee of full-time employment with a subsequent employer during the six month severance period. Mr. Collins', Mr. Underwood's and Mr. Gilbert's agreement contains a one-year non-competition provision, while Mr. Bowers' agreement contains a six month non-competition provision. Mr. Bhatt left the employ of the Company prior to June 30, 1996. He accepted full time employment before the expiration of his severance period.

      In April 1995, Mr. Brown entered into a letter agreement with the Company which established his base salary at $125,000, plus annual CPI adjustments. As a result of subsequent increases in the CPI, Mr. Brown's current annual salary is $128,125. Also, pursuant to the agreement, Mr. Brown is eligible to receive incentive bonuses based upon achieving certain Company goals. The Company currently has no written employment agreement with Mr. Ulatowski.

BENEFIT PLANS

      The following summary description of the Company's existing benefit plans does not incorporate any changes proposed to the Company's Employee Stock Option and Rights Plan.

Employee Stock Option and Rights Plan

      The Company's Employee Stock Option and Rights Plan (the "1993 Plan") provides for the grant of options to acquire a maximum of 940,000 shares of Common Stock. As of November 15, 1996, options for 54,674 shares had been exercised under the 1993 Plan, and options for 881,491 shares were outstanding. Unless sooner terminated by the Board, the 1993 Plan terminates on October 27, 2003. The Board of Directors has recommended an increase in the number of shares covered by the 1993 Plan, as well as an amendment to Section 8 thereof to eliminate the requirement of obtaining stockholder approval for certain amendments and termination transactions. See "The IMNET Systems, Inc. Employee Stock Option and Rights Plan", "Proposal to Increase the Number of Shares Covered by the IMNET Systems, Inc. Employee Stock Option and Rights Plan, and "Proposal to Amend Section 8 of IMNET Systems, Inc. Employee Stock Option and Rights Plan" below.


Employee Discount Stock Purchase Plan

      The Board of Directors has recommended that the stockholders approve the IMNET Systems, Inc. Employee Discount Stock Purchase Plan. See "IMNET Systems, Inc. Employee Discount Stock Purchase Plan" below.

Reservation of Shares for Other Options

       The Compensation Advisory Committee is authorized to issue additional options to acquire up to 200,000 shares of the Company's Common Stock on such terms as it deems appropriate.

Non-Employee Directors Stock Option Plan

      The Non-Employee Directors Stock Option Plan (the "Directors Plan") permits the granting of options to purchase an aggregate of 94,000 shares of Common Stock to non-employee directors of the Company. The Directors Plan provides for automatic grants of non-qualified stock options to non-employee directors of the Company at an exercise price equal to the then-current fair market value. An initial grant of options to purchase 3,760 shares, at a price equal to the initial public offering price, was awarded to each non-employee director effective upon the closing of the initial public offering. Commencing with the 1996 Annual Meeting of Stockholders, each non-employee director will receive an annual grant of options to purchase 3,760 shares on the first business day after such annual meeting. Options granted under the Directors Plan are not transferable other than by will or the laws of descent and distribution. Options vest on the first anniversary of the grant date, but do not vest unless the director has attended at least 75% of the sum of all meetings of the Board of Directors and any committees on which that director serves, from the date of grant to such anniversary date. Options terminate 30 days following cessation of service as a non-employee director for any reason other than death. Upon the death of a non-employee director, options which were exercisable on the date of death are exercisable by his legal representatives or heirs for one year from the date of death. Under no circumstances may an option be exercised more then five years following the date of grant. As of the fiscal year end, options for 15,040 shares had been granted, under the Directors Plan. Of these an option to acquire 3,760 shares was exercised, an option to acquire 3,760 shares vested but expired unexercised, an option to acquire 3,760 shares expired without vesting and options to acquire 7,520 shares remain outstanding.

CERTAIN TRANSACTIONS

      In connection with obligations undertaken pursuant to the 1992 Acquisition, the Company paid to IMGE $63,281 in fiscal 1996 for its cost in connection with preparing required filings with the Securities and Exchange Commission and certain maintenance fees for a specified period of time after the closing of the Acquisition. The Company's obligations for such filing and maintenance costs ended in January 1996.

      In October 1992 and January 1994, the Company loaned $75,000 and $30,000, respectively, to Mr. Rardin, the Chairman of the Board and Chief Executive Officer of the Company. Such loans are evidenced by unsecured promissory notes which are payable as follows: the $75,000 note accrued no interest for two years from the date of issuance, and accrued interest thereafter at a rate of 10% per annum. The $30,000 note bears interest from the date of issuance at a rate of 10% per annum and was initially due by January 31, 1996. The notes were amended to extend the due date for all payments of principal and interest to September 30, 1997. Pursuant to the terms of such notes, bonuses earned by Mr. Rardin pursuant to certain provisions of his employment agreement are to be applied against amounts due under those notes. No bonuses were earned pursuant to these provisions. The aggregate balance of these loans as of June 30, 1996 and the largest aggregate amount of indebtedness owed to the Company by Mr. Rardin during fiscal year 1996 was $105,000.

      On August 22, 1995, the Company loaned Mr. Underwood, the Vice President - Technical Operations of the Company, $150,000, secured by his home in Knoxville, Tennessee, in order to assist him in financing the purchase of a home in Atlanta. This amount, plus interest at the rate of 8.75%, was due to be repaid upon the closing of the sale of his home in Knoxville. On September 29, 1995, Mr. Underwood repaid the Company $151,422, including accrued interest, representing the largest amount due from the date of the loan through such date.

      In September 1996, James A. Gilbert became President and Chief Operating Officer and a director of the Company. Prior to September 1996, Mr. Gilbert was an executive officer of HBOC. In March 1996, the Company signed agreements with HBOC, forming a business alliance whereby HBOC will distribute the Company's products on a private label basis and HBOC has agreed to certain noncompete provisions with respect to the Company's products. As part of these agreements, the Company also assumed certain customer support and conversion obligations with respect to HBOC customers currently using HBOC's First Perspective product line. The Company has accrued $3.0 million to reflect its estimate of the cost of converting the First Perspective customers to the Company's products. The HBOC alliance provides for a seven year term and five equal payments to HBOC totaling $3.0 million, beginning upon execution of the agreements through March 1997. Payments of $600,000 were made to HBOC by the Company in March and June 1996. The Company recorded a non-recurring charge of $4.6 million to the Company's consolidated statement of operations and capitalized the remaining $1.4 million as an intangible asset related to the Company's valuation of the margin on the maintenance and support revenues expected from the First Perspective customers. The Company has classified the remaining obligation to HBOC of $1.8 million in cash and the $2.8 million in estimated conversion costs, net of conversion costs incurred through June 30, 1996, in accrued expenses in its June 30, 1996 consolidated balance sheet.

      Mr. Gilbert's employment agreement, effective as of September 10, 1996, provides that he is entitled to borrow up to $350,000 from the Company to cover income taxes incurred in connection with the exercise of options to acquire Common Stock of HBOC. Funds advanced shall accrue interest at the Prime Rate and are due upon the earlier of (1) the date on which the closing price of HBOC Common Stock on the NASDAQ Stock Market's National Market equals or exceeds $100.00 per share; or (2) one year from the date of advance. Mr. Gilbert has informed the Company that he does not currently intend to borrow funds from the Company. Further, Mr. Gilbert's employment agreement provides that if he is required to pay an excise tax resulting from the acceleration of his non-qualified stock option to acquire 400,000 shares of Common Stock, then the Company will reimburse Mr. Gilbert an amount equal to such excise tax, in cash or Company Common Stock, but not to exceed an amount equal to the value of 50,000 shares of the Company's outstanding Common Stock as of a specified date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who beneficially own more than 10% of the Company's stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based  solely on its review of copies of forms  received by it pursuant to
Section 16(a) of the Securities Exchange Act of 1934, as amended, or written representations from certain reporting persons, the Company believes that with respect to fiscal year 1996, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except that (i) Mr. Collins filed a report on Form 5 with respect to an option grant and one other late transaction; (ii) Mr. Mark Ulatowski, the Company's former Vice President - Healthcare Sales, filed a report on Form 5 disclosing one late transaction; (iii) Mr. Kenneth Brown filed a report on Form 5 disclosing one late transaction; and (iv) Mr. Bhatt (former Senior Vice President and Chief Technical Officer of the Company) failed to file a Form 5 with respect to an exercise of an option and any other transactions in his shares.


                             THE IMNET SYSTEMS, INC.
                      EMPLOYEE STOCK OPTION AND RIGHTS PLAN


      On October 27, 1993, the Company, with the approval of its stockholders, adopted the Employee Stock Option and Rights Plan (the "1993 Plan"). As of November 15, 1996, options for 881,4491 shares were outstanding (after adjustment for forfeitures) and 54,674 had been exercised under the 1993 Plan. Unless sooner terminated by the Board, the 1993 Plan terminates on October 27, 2003.

      Options may be granted under the 1993 Plan to those employees, officers or directors of, and consultants and advisors to, the Company, who, in the opinion of the Compensation Advisory Committee (the "Committee"), are in a position to contribute materially to the Company's continued growth and development and to its long-term financial success. The Company estimates that, as of the date of this Proxy Statement, approximately 214 employees (including officers), the two non-officer directors and no more than 10 consultants and advisors of the Company are eligible to participate in the 1993 Plan. The following discussion contains a summary of the 1993 Plan.

Shares Reserved for the Plan

      The Company's 1993 Plan provides for the grant of options to acquire a maximum of 940,000 shares of Common Stock, subject to adjustment in the event of stock dividends, stock splits, combination of shares, recapitalizations, or other changes in the outstanding Common Stock. Any such adjustment will be made by the Board. Shares issued under the 1993 Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased on the open market. In September 1996, the Board of Directors of the Company adopted and recommended to the Stockholders an amendment to the 1993 Plan for an increase of 650,000 in the number of shares of Common Stock available under the 1993 Plan. See "Proposal to increase the number of shares covered by the Company's Employee Stock Option and Rights Plan" below.

      The 1993 Plan permits the grant of incentive stock options ("ISOs"), non-qualified stock options ("NSOs"), SARs and other stock-based awards at the discretion of the Compensation Advisory Committee of the Board of Directors, which consists solely of non-employee directors, as such term is defined in Rule 16b-3, promulgated pursuant to the Securities Exchange Act of 1934, as amended. The Committee determines the terms and conditions of options granted under the 1993 Plan, including the exercise price.

Purpose of Plan

      The Company desires to attract and retain persons of skill and experience and to encourage their highest levels of performance on behalf of the Company and its subsidiaries. The 1993 Plan accordingly affords eligible persons the opportunity to acquire stock rights in the Company. A portion of the options issued pursuant to the 1993 Plan shall constitute ISOs within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or any succeeding provisions. The 1993 Plan is not qualified under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

Duration of Plan

      Stock options may be granted pursuant to the 1993 Plan from time to time prior to the earliest of (1) October 27, 2003; (2) the date on which all Shares have been issued under the 1993 Plan; or (3) such date as the Board of Directors shall determine in its sole discretion.

Administration of the Plan

      The 1993 Plan is administered by the Committee consisting of two or more directors of the Company appointed by the Board, each of whom is a "non-employee director" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended ("Exchange Act"). Rule 16b-3 provides that certain transactions between an issuer of equity securities and its officers or directors are exempt from
Section 16(b) of the Exchange Act if the transaction satisfies certain conditions. Subject to the terms of the 1993 Plan, in administering the 1993 Plan and the stock options granted under the 1993 Plan, the Committee shall have the authority to (1) determine the employees of the Company and its subsidiaries to whom ISOs may be granted, and to determine the directors, officers and employees of the Company and its subsidiaries and the consultants and advisors, to whom NSOs may be granted; (2) determine time or times at which options may be granted; (3) determine the option price for shares subject to each option; (4) determine whether each option granted shall be an ISO or a NSO; (5) determine the time or times when each option shall become exercisable and the duration of the exercise period; (6) determine whether restrictions are to be imposed on shares subject to options and the nature of such restrictions; and (7) interpret the 1993 Plan and prescribe and rescind rules and regulations, if any, relating to and consistent with the 1993 Plan.

      The current Committee members are Mr. Daniel P. Howell, Chairman, and Mr. James A. Gordon. The terms of Mr. Howell and Mr. Gordon as directors expire at the 1996 Annual Meeting of the Stockholders, unless they are reelected as contemplated. Under the 1993 Plan, acts by a majority of the Committee, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee.

      No members of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the 1993 Plan or any stock. No member of the Board or the Committee shall be liable for any act or omission of any other member of the Board or the Committee or for any act or omission on his own part, including but not limited to the exercise of any power in discretion given to him under the 1993 Plan, except those resulting from his own gross negligence or willful misconduct. In addition to such other rights of indemnification as he may have as a member of the Board or Committee, each member of the Board and the Committee shall be entitled to indemnification by the Company with respect to administration of the 1993 Plan and the granting of stock options under it.

Amendment of the Plan

      The 1993 Plan may be terminated or amended by the Board of Directors at any time, except that the following actions may not be taken without stockholder approval: (a) materially increasing number of shares that may be issued under the 1993 Plan (except by certain adjustments under the 1993 Plan); (b) materially modifying the requirements as to eligibility for participation in the 1993 Plan; (c) materially increasing the benefits accruing to participants under the 1993 Plan; (d) modifying the exercise price at which shares may be offered (except by adjustment pursuant to the 1993 Plan); and (e) modifying the October 27, 2003, expiration date of the 1993 Plan. Stock options may not be granted under the 1993 Plan after the date of termination of the 1993 Plan, but options granted prior to that date shall continue to be exercisable according to their terms.

      In September 1996, in response to amendments to Securities and Exchange Commission Rule 16b-3 ("Rule 16b- 3") the Board of Directors of the Company adopted, subject to Stockholder ratification, an amendment to the 1993 Plan which would eliminate the provisions described in items (a)-(c) of the preceding paragraph from the 1993 Plan. See "Proposal to Amend Section 8 of the Company's 1993 Employee Stock Option and Rights Plan" below.

Eligibility for Participation

      Each person who is serving as an officer, director, or employee of the Company or any of its subsidiaries is eligible to participate in the 1993 Plan. Furthermore, certain consultants and advisors to the Company may also be eligible to participate in the 1993 Plan.

      Nothing contained in the 1993 Plan or in any stock options agreement may confer upon any person any right to continue as director, officer or employee of the Company or its subsidiaries or as a consultant or advisor, or limit in any way any right of stockholders or of the Board, as applicable, to remove such person.

New Plan Benefits

      During fiscal 1996, the number of shares granted to executive officers as a group, non-executive directors and non-executive employees were 301,278, 0, and 105,906, respectively. All options have an exercise price of $21.25 per share, except for 27,000 options granted to an executive officer which have an exercise price of $12.00 per share. See "Option Grants Table" above for discussion regarding number of securities underlying options granted to the "Named Executive Officers".

Grant of Stock Options

      The Board may grant stock options to eligible persons in such amounts and on such terms not inconsistent with the 1993 Plan as it may deem appropriate up to the number of shares remaining subject to the 1993 Plan. The date upon which a stock option is approved by the Committee shall be the "Grant Date."

      The Company and each eligible person shall execute an agreement providing for the grant of stock options in accordance with the pertinent provisions of the 1993 Plan. No consideration shall be paid in connection with any such grant unless the sale of shares is made simultaneously with the grant.

Option Exercise Price

      The exercise price per share for the shares subject to NSOs shall be at whatever price is approved by the Committee, but not less than 90% of the fair market value per share of the Common Stock on the Grant Date. The exercise price per share for the shares subject to ISOs shall be not less than the fair market value per share of Common Stock on the Grant Date, except that in the case of an ISO to be granted to an employee owning more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price per share shall be not less than 110% of the fair market value per share of Common Stock on the Grant Date. The "fair market value" shall be the last reported sale price on the Nasdaq National Market on the last business day for which the price or quotes are available prior to the Grant Date.

Vesting of Options

      Unless otherwise provided by the Committee, options granted under the 1993 Plan generally vest at the rate of 20% per annum over a five-year period so that all options are vested after five years. Options held by executive officers vest 100% in the event of a change of control. In such event, the Committee may also accelerate the vesting of other outstanding options under the 1993 Plan.

Adjustments to Exercise Price and Number of Shares

      If the shares of Common Stock are subdivided or combined, or a stock dividend is declared and paid, the number of shares of Common Stock deliverable upon the exercise of the options shall be increased or decreased proportionately, and the purchase price per share shall be adjusted to reflect such subdivision, combination or stock dividend. If the Company is to be consolidated with or acquired by another entity in a merger, sale of substantially all of the Company's assets or otherwise ("Acquisition"), while unexercised options are outstanding under the 1993 Plan, after the effective date of the Acquisition each holder of an outstanding option shall be entitled, upon exercise of such option, to receive such stock, or other securities as the holders of the same class of stock as those shares subject to the option shall be entitled to receive in such Acquisition based upon the agreed upon conversion ratio or per share distribution. In September 1996, the Board of Directors amended the 1993 Plan such that any limitations on exercisability of options owned by executive officers of the Company shall be waived, and options of non-executive officers may be waived (in the discretion to the Committee), so that all such options, from and after a date prior to the effective date of such Acquisition shall be exercisable in full. Prior to this amendment, the Board of Directors was required to waive limitations regarding both executive officers and non-executive officers in change of control transactions. Furthermore, the right to exercise shall, in the case of executive officers, and may (in the discretion of the Committee), in the case of other option holders, be given to each holder of an option during a 15-day period preceding the effective date of such Acquisition. Any outstanding options not exercised within such 15-day period may be cancelled by the Committee as of the effective date of any such Acquisition.

      In the event of recapitalization or reorganization of the Company (other than pursuant to an Acquisition) an optionee upon exercising the option shall be entitled to receive the shares issuable in connection with such recapitalization or reorganization. Notwithstanding the foregoing, in the event the Committee determines that such adjustments would constitute a statutory "modification" of the ISOs, the Committee may refrain from making such adjustments. In the event of the proposed dissolution or liquidation of the Company, each option shall terminate on the date immediately prior to consummation of such proposed action.

Duration and Termination of Options

      Each option expires on the date specified by the Committee, but not more than (i) ten years from the Grant Date in the case of NSOs, (ii) ten years from the Grant Date in the case of ISOs generally, and (iii) five years from the Grant Date in the case of ISOs granted to an employee owning more than 10% of the total combined voting power of all classes of stock of the Company. If approved by the Committee, after request by the grantee, ISOs may be converted into NSOs and the term of such option may be extended.

      Subject to greater restrictions or limitations as may be imposed by the Committee upon the granting of an ISO, ISOs shall terminate on the earlier of the specified expiration date or three months from the date of termination of employment. In the event employment terminates by reason of death or total disability (as defined in the 1993 Plan), subject to any greater restrictions or limitations as may be imposed by the Committee upon the granting of any ISO, the terminated employee or estate or representative of the deceased employee may acquire the shares underlying the ISO at any time prior to the earlier of the specified expiration or within one year or three years for death or disability, respectively.

      All options must be exercised prior to expiration and all options not vested at the time of expiration may not be exercised.

Means of Exercise of Options

      Options are exercised by giving written notice to the Company at its principal office address, accompanied by full payment of the purchase price therefor either (a) in United States dollars in cash or by check, or (b) if permitted in the grant agreement, the delivery of shares of Common Stock having a fair market value equal as of the date of the exercise to the cash exercise price of the option, or (c) if permitted in the grant agreement, by delivery of the grantee's personal recourse note on terms as the Committee may accept, or
(d) if permitted in the grant agreement, by any combination of (a) (b) or (c) above.

Non-transferability of Options

      No option is transferable except by will or by the laws of descent and distribution, and all options are exercisable, during the lifetime of the optionee, only by the optionee or the optionee's guardian or legal representative. Shares subject to options granted under the 1993 Plan that have lapsed or terminated may again be subject to options granted under such 1993 Plan.

Tax Treatment

      The following discussion addresses certain anticipated federal income tax consequences to recipients of awards made under the 1993 Plan. It is based on the Code and interpretations thereof as in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

      Non-qualified options granted pursuant to the 1993 Plan to Plan participants not employed by the Company cannot qualify as Incentive Stock Options pursuant to Section 422 of the Code. Under current interpretations of the Code, the grant of a NSO to an optionee will not result in the recognition of any taxable income to the optionee, because a NSO does not have a readily ascertainable fair market value on the date it is granted.

      Upon exercise of the NSO, the optionee will generally recognize ordinary compensation income equal to the excess, if any, of the fair market value of the shares received pursuant to exercise of the NSOs over the exercise price. However, taxation will be deferred (i) if the NSO options are subject to restrictions imposed by the Committee which could result in a substantial risk of their forfeiture or (ii) if the optionee is subject to the "short-swing profit" forfeiture provisions of Section 16(b) of the Exchange Act, unless the optionee makes an election pursuant to Section 83(b) of the Code (an "83(b) Election"), within 30 days of receipt of the NSO options to be taxed on the date of receipt of the NSO options. If no 83(b) Election is made, the optionee will recognize ordinary compensation income at the time the NSO options are no longer subject to such restrictions or the optionee is no longer subject to Section 16(b) liability as a result of the transfer of the NSO, in an amount equal to the excess of the value of the option shares at such time over the amount paid for them. The optionee's tax basis for the NSO will be equal to the exercise price paid by the optionee plus the amount includable in the optionee's gross income as compensation, and the optionee's holding period for the NSO will commence on the date on which the NSO are acquired.

      An optionee to whom an ISO which qualifies under Section 422 of the Code is granted generally will not recognize income at the time of grant of the ISO or its exercise. However, the excess of the fair market value of the shares subject to the ISO over the exercise price of the ISO at the time of its exercise is an adjustment to taxable income in determining an optionee's alternative minimum taxable income and ultimately his alternative minimum tax ("AMT"). As a result, this adjustment could cause the optionee to be subject to AMT or increase his AMT liability.

      If an optionee who has exercised an ISO does not sell the shares until (i) more than one year after exercise and (ii) more than two years after the date of grant, such optionee will normally recognize long term capital gain or loss equal to the difference, if any, between the selling price of the shares and the exercise price. If the optionee sells the shares before the time periods expire (a "disqualifying disposition") he or she will recognize ordinary compensation income equal to the lesser of (i) the difference, if any, between the fair market value of the shares on the date of exercise and the exercise price of the ISO, and (ii) the difference, if any, between the selling price for the shares and the exercise price of the ISO. Each optionee who receives an ISO must notify the Company in writing immediately after the optionee makes a disqualifying disposition of any options. Any other gain or loss on such sale will normally be capital gain or loss. The tax basis of the options to the optionee, for purposes of computing such other gain or loss, should be equal to the exercise price paid (plus, in the case of an early disposition, the amount includable in the optionee's gross income as compensation, if any).



                    PROPOSAL TO INCREASE THE NUMBER OF SHARES
                       COVERED BY THE IMNET SYSTEMS, INC.
                      EMPLOYEE STOCK OPTION AND RIGHTS PLAN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

      On September 9, 1996, the Board of Directors of the Company approved, adopted and recommended to the Stockholders an amendment to the 1993 Plan for an increase of 650,000 in the number of shares of Common Stock available under the 1993 Plan. The 1993 Plan constitutes a key element of the Company's incentive program and is utilized to attract, retain and motivate key employees of the Company and to align key employee and stockholder interests.

      As a result of the prior grant of stock options under the 1993 Plan, the number of shares currently available for grant of additional stock options is less than 10,000. The Board of Directors has determined that this amount is insufficient to continue to maintain the Company's needs under its incentive program. As a result, the Board has adopted and proposes that the stockholders approve an amendment to the 1993 Plan which will increase the total number of shares authorized for issuance pursuant to the 1993 Plan by 650,000 shares, thereby increasing the aggregate number of shares which would be available for exercises of options to 1,590,000. No decision has been reached regarding the benefits to be granted to any particular individual or groups of individuals.

      The Board believes that the increase in the number of shares available for issuance under the 1993 Plan will strengthen the Company's ability to attract, retain and motivate key employees of the Company. Proxies received by the Board of Directors of the Company will be voted for such amendment unless stockholders specify a contrary choice in their proxies. The affirmative vote by the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the meeting is required to approve the amendment to the 1993 Plan. For a description of the 1993 Plan, see "The IMNET Systems, Inc. Employee Stock Option and Rights Plan" above.


               PROPOSAL TO AMEND SECTION 8 OF IMNET SYSTEMS, INC.
                      EMPLOYEE STOCK OPTION AND RIGHTS PLAN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

      On September 9, 1996, the Board of Directors of the Company adopted, subject to Stockholder ratification, an amendment to Section 8 of the 1993 Employee Stock Option and Rights Plan.

      The amendment to the 1993 Plan amends Section 8 which is captioned "Amendments and Termination". The amendment to the captioned section eliminates provisions previously included in the 1993 Plan due to the requirements of Rule 16b-3. Rule 16b-3 provides that certain transactions between the issuer of equity securities and its officers or directors are exempt from Section 16(b) of the Exchange Act if the transaction satisfies conditions set forth in Rule 16b-3. The amended provisions required obtaining stockholder approval for transactions which would (i) materially increase the benefits accruing to participants under the 1993 Plan; (ii) materially increase the number of securities which may be issued under the 1993 Plan; and (iii) materially modify the requirements as to eligibility for participation in the 1993 Plan. Pursuant to amendments to Rule 16b-3, compliance with the above provisions is no longer required and the Board feels such provisions should be eliminated to provide the greatest possible flexibility to the Board, and avoid future expense of soliciting proxies to make such amendments to the 1993 Plan. Furthermore, the Board of Directors has traditionally been given the right to authorize the issuance of shares, and of options and grants to acquire such shares.

      Proxies received by the Board of Directors of the Company will be voted for such amendment unless stockholders specify a contrary choice in their proxies. The affirmative vote by the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the meeting is required to approve the amendment to Section 8 of the 1993 Employee Stock Option and Rights Plan. For a description of the 1993 Plan, see "The IMNET Systems, Inc. Employee Stock Option and Rights Plan" above.


                   PROPOSAL TO APPROVE THE IMNET SYSTEMS, INC.
                      EMPLOYEE DISCOUNT STOCK PURCHASE PLAN


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

      In September 1996, the Board adopted, subject to stockholder approval, the IMNET Systems, Inc. Employee Discount Stock Purchase Plan (the "1996 Plan"). If approved by stockholders, the 1996 Plan will provide eligible employees (defined below) with an opportunity to purchase the Company's Common Stock through payroll deductions. The 1996 Plan is intended to assist eligible employees in acquiring a stock ownership interest in the Company pursuant to a plan that is intended to qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), to help eligible employees provide for their future security and to encourage them to remain in the employment of the Company and participating subsidiaries. The following discussion contains a summary of certain material features of the 1996 Plan.

Shares Reserved for the Plan

      The aggregate number of shares of Common Stock which may be purchased under the 1996 Plan shall not exceed 300,000, subject to adjustment in the event of stock dividends, stock splits, combination of shares, recapitalizations, or other changes in the outstanding Common Stock. Shares issued under the 1996 Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased on the open market.

Eligible Participants

      All employees of the Company, or of any other corporation, the majority of the voting stock of which is owned by the Company (a "Subsidiary"), whose customary employment is at least 20 hours per week and five months per year will be eligible to participate in the 1996 Plan. Approximately 208 employees would have been eligible to participate as of October 31, 1996.

Certain Material Features of the Plan

      The 1996 Plan provides for two purchase periods ("Plan Periods") of six months each beginning on January 1 and July 1 of each year. Each purchase shall be effected no later than three months after the last day of said Plan Period. On this applicable date, and provided a maximum number of shares that can be purchased by any eligible employee during the Plan Period is set prior to commencement of the Plan Period, each eligible employee shall be entitled to purchase shares of Common Stock at a purchase price equal to the lower of (i) 85% of the closing sale price of a share of Common Stock on the Nasdaq National Market on the first trading day of a Plan Period, or (ii) 85% of the closing sale price of a share of Common Stock on the Nasdaq National Market on the last trading day of such Plan Period. If the Board of Directors does not specify a maximum number of shares per eligible employee for a Plan Period, the purchase price during the Plan Period will be equal to the amount referenced in (ii) of the preceding sentence. The Board of Directors may change the number of Plan Periods to as few as one in each year, or as many as four.

      Payment for shares of Common Stock purchased under the 1996 Plan will be made by authorized payroll deductions from an eligible employee's "Base Pay." "Base Pay" means an eligible employee's total regular straight- time and overtime earnings received from the Company or a Subsidiary during a Plan Period, excluding payments for incentive compensation, bonuses and other special payments. Eligible employees who elect to participate in the 1996 Plan will designate a stated whole percentage equaling at least 1%, but no more than 25%, of Base Pay, to be deposited into a separate account. On the date of exercise, the entire periodic deposit account of each participant in the 1996 Plan is used to purchase whole shares of Common Stock. No fractional shares will be purchased, and the amount remaining in the employee's account after such application will be held for the purchase of Common Stock in the next purchase period. Participants will be entitled to receive, as soon as practicable after the end of a purchase period, a stock certificate for the number of purchased shares.

      No participant in the 1996 Plan is permitted to purchase Common Stock under the 1996 Plan at a rate that exceeds $25,000 in fair market value of Common Stock for each calendar year, and a participant may not purchase more than a maximum number of shares of Common Stock that may be specified by the Board ("Participant Maximum") for any particular Plan Period. If a participant purchases the Participant Maximum, the amount not applied to the purchase of Common Stock for that Plan Period will be refunded after the close of the Plan Period. If the number of shares for which purchase rights are exercised exceeds the number of shares available in any Plan Period under the 1996 Plan, the shares available for sale will be allocated pro rata among the participants in such Plan Period in proportion to the relative amounts in their accounts. All funds received by the Company from the sale of Common Stock under the 1996 Plan may be used for any corporate purpose.

New Plan Benefits

      It is not possible to determine how many eligible employees will participate in the 1996 Plan in the future. Therefore, it is not possible to determine the dollar value or number of shares of Common Stock that will be distributed under the 1996 Plan.

Tax Treatment

      The following discussion addresses certain anticipated federal income tax consequences to recipients of awards made under the 1996 Plan. It is based on the Code and interpretations thereof as in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

      The 1996 Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Code, an employee who elects to participate in an offering under the 1996 Plan will not realize income at the time the offering commences or when the shares purchased under the 1996 Plan are transferred to him or her. If an employee disposes of such shares after two years from the date the offering of such shares is deemed to have been made for federal income tax purposes (the "Grant Date") or after one year from the date of the transfer of such shares to him or her or if the employee holds such shares until his or her death, the employee will be required to include in income, as compensation for the year in which such disposition or death occurs, an amount equal to the excess of (i) the lesser of (x) the fair market value of such shares at the time of disposition or death or (y) the fair market value of such shares as of the Grant Date, over (ii) the purchase price. The employee's basis in the shares disposed of will be increased by an amount equal to the amount so includable in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of the disposition will be a capital gain or loss, either short-term or long-term, depending on the holding period for such shares. In such event, the Company (or the subsidiary by which the employee is employed) will not be entitled to any deduction from income.

      If any employee disposes of the shares purchased under the 1996 Plan within such two-year or one-year period, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the excess of (i) the lesser of (x) the fair market value of such shares on the date of purchase, or (y) the net sales proceeds for the shares, over (ii) the purchase price. The employee's basis in such shares disposed of will be increased by an amount equal to the amount includable in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be a capital gain or loss, either short-term or long-term, depending on the holding period for such shares. In the event of a disposition within such two-year or one-year period, the Company (or the subsidiary by which the employee is employed) will be entitled to a deduction from income equal to the amount the employee is required to include in income as a result of such disposition.

Plan Administration and Termination

      The 1996 Plan is administered by the Company's Board of Directors. The Board of Directors may adopt rules and procedures not inconsistent with the provisions of the 1996 Plan for its administration. The Board's interpretation and construction of the 1996 Plan is final and conclusive.

      The Board of Directors may at any time, or from time to time, alter or amend the 1996 Plan in any respect, except that, without approval of the stockholders of the Company, no amendment may materially increase the benefits or the number of shares reserved for purchase under the 1996 Plan or adversely affect the rights of any participant with respect to amounts previously credited to his stock purchase plan amount.

      The Board of Directors shall have the right to terminate the 1996 Plan or any offering thereunder at any time for any reason. Unless terminated earlier, the 1996 Plan shall terminate at the time purchase rights have been exercised with respect to all shares of Common Stock reserved for grant under the 1996 Plan. Upon expiration or termination of the 1996 Plan, any amount not applied toward the purchase of Common Stock will be refunded.

      Although employee directors may have an interest in the 1996 Plan, the Board of Directors believes that the 1996 Plan is fair and in the best interest of the Company and the stockholders. Proxies received by the Board of Directors of the Company will be voted for approval of the Company's Employee Discount Stock Purchase Plan, unless stockholders specify a contrary choice in their proxies. The affirmative vote by the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the meeting is required to approve the Company's Employee Discount Stock Purchase Plan.

OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND CERTAIN EXECUTIVE OFFICERS


      The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of November 19, 1996 by:
(i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) the Named Executive Officers who beneficially own shares of the Company's Common Stock;
(iii) each director of the Company; and (iv) all of the Company's executive officers and directors as a group. Except as otherwise indicated in the footnotes to this table, the Company believes that the persons named in this table have sole voting and investment power with respect to all the shares of Common Stock indicated.


                                                                   BENEFICIAL OWNERSHIP
BENEFICIAL OWNER                                                      AS OF 11/19/96
----------------                                                      --------------
                                                                   SHARES        PERCENTAGE
                                                                   ------        ----------
Edgewater Private Equity Fund, L.P.(1)...................          644,396           6.7%
Mesirow Capital(2).......................................          644,396           6.7
Kenneth D. Rardin(3) ....................................          198,428           2.0
Raymond L. Brown(4)......................................           10,000            *
Gary D. Bowers(5)........................................           25,578            *
Nikhil A. Bhatt (9)......................................            8,753            *
Thomas D. Underwood (6)..................................           10,000            *
Kenneth R. Brown (7).....................................           11,270            *
Paul J. Collins (8)......................................           14,010            *
Mark S. Ulatowski (10)...................................           12,852            *
James A. Gilbert (11)....................................            8,195            *
James A. Gordon(1)(12)...................................          648,156           6.7
Daniel P. Howell(2)(12)..................................          648,156           6.7

All officers and directors as a group (9 persons)(13)....        1,573,793          16.1

-----------------

 *      Represents beneficial ownership of less than 1%.

(1) The shares beneficially owned include 644,396 shares held by Edgewater Private Equity Fund, L.P. ("Edgewater"). Gordon Management, Inc. serves as general partner of Edgewater. Mr. Gordon is the President and a principal of Gordon Management, Inc. Mr. Gordon may therefore be deemed to be the beneficial owner of the shares held by Edgewater. The address of Edgewater Private Equity Fund, L.P., is 666 Grand Avenue, Suite 200, Des Moines, Iowa 50309.

(2) The shares beneficially owned include 520,287 shares held by Mesirow V and 124,109 shares held by Mesirow VI. Mr. Howell is a principal and the Executive Vice President of Mesirow Private Equity Investments, Inc., the General Partner of Mesirow V and Mesirow VI. Mr. Howell may therefore be deemed to be the beneficial owner of the shares held by Mesirow V and Mesirow VI. The address of Mesirow Private Equity Investments is 350 North Clark Street, Chicago, Illinois 60610.

(3) Includes 3,760 shares held by Mr. Rardin's daughter. Also includes options to purchase 90,920 shares which are either currently exercisable or which become exercisable within 60 days of the date of this Proxy Statement. Does not include 413,572 shares subject to outstanding options, which options are not currently exercisable and will not become exercisable within 60 days of the date of this Proxy Statement.

(4) Consists of options to purchase 10,000 shares which are either currently exercisable or which become exercisable within 60 days of the date of this Proxy Statement. Does not include 65,000 shares subject to outstanding options, which options are not currently exercisable and will not become exercisable within 60 days of the date of this Proxy Statement.

(5) Includes options to purchase 11,990 shares which are either currently exercisable or which become exercisable within 60 days of the date of this Proxy Statement. Does not include 54,210 shares subject to outstanding options, which options are not currently exercisable and will not become exercisable within 60 days of the date of this Proxy Statement.

(6) Consists of options to purchase 10,000 shares which are either currently exercisable or which become exercisable within 60 days of the date of this Proxy Statement. Does not include 80,000 shares subject to outstanding options, which options are not currently exercisable and will not become exercisable within 60 days of the date of this Proxy Statement.

(7) Does not include 37,083 shares subject to outstanding options, which options are not currently exercisable and will not become exercisable within 60 days of the date of this Proxy Statement.

(8) Includes options to purchase 13,510 shares which are either currently exercisable or which become exercisable within 60 days of the date of this Proxy Statement. Does not include 41,490 shares subject to outstanding options, which options are not currently exercisable and will not become exercisable within 60 days of the date of this Proxy Statement.

(9) Based upon Mr. Bhatt's notice of exercise of options for 8,753 shares received by the Company on April 30, 1996.

(10) Includes options to purchase 8,000 shares which are either currently exercisable or which become exercisable within 60 days of the date of this Proxy Statement. Does not include 27,676 shares subject to outstanding options, which options are not currently exercisable and will not become exercisable within 60 days of the date of this Proxy Statement.

(11) Does not include 400,000 shares subject to outstanding options, which options are not currently exercisable and will not become exercisable within 60 days of the date of this Proxy Statement.

(12) Includes options to purchase 3,760 shares which are either currently exercisable or which become exercisable within 60 days of the date of this Proxy Statement.

(13) Includes options to purchase 143,940 shares which are currently exercisable or which become exercisable within 60 days of the date of this Proxy Statement. Does not include 1,141,355 shares subject to outstanding options which options are not currently exercisable and will not become exercisable within 60 days of the date of this Proxy Statement.


INDEPENDENT PUBLIC ACCOUNTANTS

      The accounting firm of KPMG Peat Marwick has been the independent certified public accountants of the Company since the 1992 Acquisition. Approval or selection of the independent certified public accountants of the Company is not submitted for a vote at the Annual Meeting of Stockholders. The Board of Directors of the Company has historically selected the independent certified public accountants of the Company, with the advice of the Audit Committee, and the Board believes that it would be to the detriment of the Company and its Stockholders for there to be any impediment (such as selection or ratification by the Stockholders) to its exercising its judgment to remove the Company's independent certified public accountants if, in its opinion, such removal is in the best interest of the Company and its stockholders.

      It is anticipated that a representative from the accounting firm of KPMG Peat Marwick will be present at the Annual Meeting of Stockholders to answer questions and make a statement if the representative desires to do so.

STOCKHOLDER PROPOSALS

      Appropriate proposals of stockholders intended to be presented at the Company's 1997 Annual Meeting of Stockholders must be received by the Company by July 24, 1997 for inclusion in its Proxy Statement and form of proxy relating to that meeting. If the date of the next Annual Meeting is advanced or delayed by more than 30 calendar days from the date of the annual meeting to which this Proxy Statement relates, the Company shall, in a timely manner, inform its stockholders of the change, and the date by which proposals of stockholders must be received.

      UPON THE WRITTEN REQUEST OF ANY RECORD OR BENEFICIAL OWNER OF COMMON STOCK OF THE COMPANY WHOSE PROXY WAS SOLICITED IN CONNECTION WITH THE 1996 ANNUAL MEETING OF STOCKHOLDERS, THE COMPANY WILL FURNISH SUCH OWNER, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, AS AMENDED, FOR ITS FISCAL YEAR ENDED JUNE 30, 1996. REQUEST FOR A COPY OF SUCH ANNUAL REPORT ON FORM 10-K SHOULD BE ADDRESSED TO MR. RAYMOND L. BROWN, SECRETARY, IMNET SYSTEMS, INC., 3601 DUNWOODY PLACE, SUITE 420, ATLANTA, GEORGIA 30350.


      IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY, STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SIGN, COMPLETE, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED.

                                    By Order of the Board of Directors


                                    [Sig Cut]


                                    KENNETH D. RARDIN, Chairman of the
                                    Board and Chief Executive Officer

Dated: November 21, 1996

                                    APPENDIX
                                   PROXY CARD


                               IMNET SYSTEMS INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON DECEMBER 19, 1996

     The undersigned Stockholder hereby appoints KENNETH D. RARDIN, JAMES A. GILBERT and RAYMOND L. BROWN, or any of them, with full power of substitution, to act as proxy for, and to vote the stock of, the undersigned at the Annual Meeting of Stockholders of IMNET SYSTEMS INC. (the "Company") to be held on December 19, 1996, and any adjournments thereof.

     The undersigned acknowledges receipt of Notice of the Annual Meeting and Proxy Statement, each dated November 21, 1996, and grants authority to said proxies, or their substitutes, and ratifies and confirms all that said proxies may lawfully do in the undersigned's name, place and stead. The undersigned instructs said proxies to vote as indicated on the reverse hereof.

     PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

1.  ELECTION OF DIRECTORS:
    __ FOR election of the individuals set        __ REFRAIN FROM VOTING FOR
       forth below as directors (except as           election of the individuals
       marked to the contrary)                       set forth as directors

                 NOMINEES: Kenneth D. Rardin, Daniel P. Howell,
                      James A. Gordon and James A. Gilbert

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that person's name on the space provided below.)

                        (CONTINUED ON THE REVERSE SIDE)

2. Resolution of the Stockholders ratifying and approving an increase in the number of shares covered by the Company's Employee Stock Option and Rights Plan.

     ____ FOR                ____ AGAINST                ____ ABSTAIN

3. Resolution of the Stockholders approving the amendment to Section 8 of the Company's Employee Stock Option and Rights Plan.

     ____ FOR                ____ AGAINST                ____ ABSTAIN

4. Resolution of the Stockholders approving the Company's Employee Discount Stock Purchase Plan.

     ____ FOR                ____ AGAINST                ____ ABSTAIN

5.  Upon such other matters as may properly come before the meeting.


THE PROXIES SHALL VOTE AS SPECIFIED ABOVE, OR IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE LISTED PROPOSALS.

                                            Date:_________________________, 1996

                                            ____________________________________
                                                       (Signature)
                                            ____________________________________
                                                       (Signature)

                                            (Stockholders should sign exactly as
                                            name  appears on stock.  Where there
                                            is more than one owner  each  should
                                            sign.   Executors,   Administrators,
                                            Trustees  and  others  signing  in a
                                            representative  capacity  should  so
                                            indicate.)

                                            Please  enter your  Social  Security
                                            Number    or    Federal     Employer
                                            Identification Number here:

                    "PLEASE MARK INSIDE BOX SO THAT DATA
                  PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"




                                       -2-